EXHIBIT 99

                                   CONTACT:   Ronald E. Hale, Jr.
                                              Consolidated Graphics, Inc.
                                              Vice President & Treasurer
                                              (713) 787-0977

                                              Betsy Brod/Jonathan Schaffer
                                              Media:Merridith Ingram
                                              Morgen-Walke Associates, Inc.
                                              (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                      THE PRINTERY OF MILWAUKEE, WISCONSIN

     HOUSTON, TEXAS - May 4, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has completed the acquisition of The Printery. A high-quality commercial printer located in Milwaukee, Wisconsin, The Printery will continue to be led by Dick McMicken, President. Other terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, said, "By providing a wide range of printing services and maintaining a company-wide commitment to producing superior quality products, The Printery has established a loyal client base both locally and nationally. This philosophy, which is shared by all of our companies, should produce strong future growth and continued strong operating results. We are pleased to have Dick McMicken and his dedicated staff join Consolidated Graphics."

     Consolidated Graphics is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 55 companies with annualized revenues in excess of $605 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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